As filed with the Securities and Exchange Commission on November 4, 2021

Registration No. 333-259783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLITIONRX LIMITED
(Exact name of registrant as specified in its charter)

Delaware	91-1949078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13215 Bee Cave Parkway Suite 125, Galleria Oaks B Austin, Texas 78738 +1 (646) 650-1351
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc G. Alcser, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

From time to time after this Registration Statement becomes effective.

 (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(4)	Amount of Registration Fee(4)
Common stock, $0.001 par value per share(2)	—	—	—	—
Warrants(3)	—	—	—	—
Units(5)	—	—	—	—
Total	—	—	$100,000,000	$10,910	(6)(7)

(1)

Pursuant to General Instruction II.D of Form S-3, the table lists each class of securities being registered and the aggregate proceeds to be raised in the offering, but does not specify by each class information as to the amount to be registered, the proposed maximum offering price per security or the proposed maximum aggregate offering price.  Any securities registered hereunder for the offering may be sold separately or together in combination with other securities registered hereunder for the offering.  Any securities registered hereunder may be sold separately or as units with any other securities registered hereunder. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to this registration statement exceed $100,000,000, inclusive of any exercise price thereof.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder also include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of our common stock as may from time to time be sold hereunder.  In addition, pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include an indeterminate number of shares of our common stock as may be issued from time to time upon exercise or exchange of the securities issued directly hereunder.  No separate consideration will be received for any shares of our common stock so issued upon exchange.

(3)	Subject to Note 1 above, there is being registered hereunder an indeterminate number of warrants to purchase shares of our common stock.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

(5)	Each unit will represent an interest in two or more securities, which may or may not be separable from one another.

(6)

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include unsold securities previously registered by the Registrant on a Registration Statement on Form S-3, File No. 333-227248, initially declared effective by the Securities and Exchange Commission, or the SEC, on September 28, 2018, or the Prior Registration Statement. The Prior Registration Statement registered the offer and sale of an indeterminate number of shares of common stock and preferred stock and an indeterminate number of warrants to purchase common stock or preferred stock, or, collectively, the Shelf Securities, having an aggregate maximum offering price of $100,000,000, $53,442,827.89 of which Shelf Securities remain unsold as of the date of filing of this Registration Statement, or the Unsold Shelf Securities. The Registrant has determined to include in this Registration Statement the Unsold Shelf Securities (excluding shares of preferred stock) under the Prior Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee relating to the Unsold Shelf Securities under the Prior Registration Statement, which was paid under the Prior Registration Statement, will continue to be applied to the Unsold Shelf Securities registered pursuant to this Registration Statement. The Registrant is also registering new securities on this registration statement with an aggregate maximum offering price of $46,557,172.11, or the New Securities, which aggregate maximum offering price is not specified as to each class of security (see Note 1 above). In accordance with Rule 415(a)(5) and Rule 415(a)(6), the Registrant may continue to offer and sell the securities covered by the existing registration statement during the grace period afforded by Rule 415(a)(5).To the extent that, after the filing date hereof and prior to effectiveness of this Registration Statement, the Registrant sells any Unsold Shelf Securities under the Prior Registration Statement pursuant to Rule 415(a)(6), the Registrant will identify in a pre-effective amendment to this Registration Statement the updated amount of Unsold Shelf Securities from the Prior Registration Statement to be included in this registration statement pursuant to Rule 415(a)(6) and the updated amount of New Securities to be registered on this Registration Statement, if any. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Unsold Shelf Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(7)

A filing fee of $4,942.83 was paid upon the initial filing of this registration statement on September 24, 2021.  The additional filing fee of $136.56 is paid herewith and corresponds to the registration of the New Securities and not the Unsold Shelf Securities in accordance with Rule 415(a)(6).  See also Note (6) above.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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EXPLANATORY NOTE

VolitionRx Limited is filing this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-259783), initially filed on September 24, 2021, or the Registration Statement, solely for the purpose of (i) modifying the amount of remaining unsold securities to be included on the Registration Statement pursuant to Rule 415(a)(6) that were registered on a previously filed registration statement, as indicated in Note (6) of the “Calculation of Registration Fee” table of this Amendment No. 1 and (ii) to file an updated consent of Sadler, Gibb & Associates, LLC, the registrant’s independent registered public accounting firm.  Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the exhibit index and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of the various costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimated except for the SEC registration fee, of which $5,830.61 was previously paid in connection with the prior registration statement on Form S-3 (File No. 333-227248).

SEC registration fee		$10,910
FINRA filing fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

*	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated under the laws of the State of Delaware.  Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares (DGCL Section 174); or
•	transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.  To the extent that a present or former director or officer of a Delaware corporation is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, Section 145 of the DGCL provides that such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

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Regarding indemnification for liabilities arising under the Securities Act which may be permitted for directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Our Second Amended and Restated Certificate of Incorporation authorizes us to, and our Amended and Restated Bylaws provide that we shall, indemnify our directors and officers to the fullest extent permitted by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or the DGCL.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and certain of our officers.  These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Any underwriting agreement or similar agreement that we enter into in connection with an offer of securities pursuant to this registration statement may provide for indemnification by any underwriters of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 16.   EXHIBITS.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1*	Form of Underwriting Agreement.
1.2**	Equity Distribution Agreement dated September 24, 2021, by and among VolitionRx, Oppenheimer & Co. Inc. and Cantor Fitzgerald & Co.
3.1	Second Amended and Restated Certificate of Incorporation.	8-K	001-36833	3.1	10/11/16
3.2	Amended and Restated Bylaws.	S-8	333-208512	4.2	12/11/15
4.1	Specimen Common Stock Certificate.	10-SB	000-30402	3(A)	12/06/99
4.2*	Form of Warrant Agreement and Warrant Certificate.
4.3*	Form of Unit Agreement and Unit Certificate.
5.1**	Legal Opinion of Stradling Yocca Carlson & Rauth, P.C. to Shelf Registration Statement.
5.2**	Supplemental Legal Opinion of Stradling Yocca Carlson & Rauth, P.C. to Shelf Registration Statement.
23.1	Consent of Independent Registered Public Accounting Firm.					☒
23.2**	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page to the initial filing of this registration statement).

* To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.

** Previously filed.

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ITEM 17.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, Singapore, on November 4, 2021.

VOLITIONRX LIMITED

By:	/s/ Cameron Reynolds
Cameron Reynolds
President, Chief Executive Officer and Director (Duly Authorized Officer and Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cameron Reynolds	President, Chief Executive Officer and Director (Principal Executive Officer)	Dated: November 4, 2021
Cameron Reynolds

/s/ Terig Hughes	Chief Financial Officer and Treasurer	Dated: November 4, 2021
Terig Hughes	(Principal Financial and Accounting Officer)

/s/ Rodney Gerard Rootsaert	Secretary	Dated: November 4, 2021
Rodney Gerard Rootsaert

*	Director	Dated: November 4, 2021
Dr. Martin Faulkes

*	Director	Dated: November 4, 2021
Guy Innes

*	Director	Dated: November 4, 2021
Dr. Alan Colman

*	Director	Dated: November 4, 2021
Dr. Phillip Barnes

*	Director	Dated: November 4, 2021
Dr. Edward Futcher

*	Director	Dated: November 4, 2021
Kim Nguyen

*	Director	Dated: November 4, 2021
Richard Brudnick

* By: /s/ Cameron Reynolds	Attorney-in-fact	Dated: November 4, 2021
Cameron Reynolds

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